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                                           Magna Entertainment Corp.

[LOGO]                                     337 Magna Drive
                                           Aurora, Ontario,
                                           Canada L4G 7K1
                                           Tel (905) 726-2462
                                           Fax (905) 726-7172

EXHIBIT 99


                                  PRESS RELEASE
                            MAGNA ENTERTAINMENT CORP.
                        ANNOUNCES CLOSING OF OFFERING OF
                U.S.$75 MILLION OF CONVERTIBLE SUBORDINATED NOTES

DECEMBER 2, 2002, AURORA, ONTARIO, CANADA...... MAGNA ENTERTAINMENT CORP.
("MEC") (NASDAQ: MIEC; TSX: MIE.A, MEH) announced today that it has completed its previously announced sale of U.S.$50 million aggregate principal amount of 7 1/4% Convertible Subordinated Notes due December 15, 2009. The initial purchasers of the Notes, BMO Nesbitt Burns Corp. and CIBC World Markets Corp., also exercised their option, in full, to purchase U.S.$25 million aggregate principal amount of additional Notes.

The Notes will bear interest at 7 1/4% per annum and will be convertible into shares of MEC's Class A Subordinate Voting Stock at a conversion price of U.S.$8.50 per share. The Notes will be redeemable on or after December 21, 2005 at any time in whole or in part at MEC's option at a redemption price equal to the principal amount of the Notes plus accrued and unpaid interest to the date of redemption; provided that, in connection with any redemption occurring on or after December 21, 2005 and before December 15, 2007, the closing price of MEC's Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to the mailing of the notice of redemption.

The net proceeds to MEC from the offering, before expenses, are U.S.$72.75 million. MEC intends to use the net proceeds for general corporate purposes, including capital expenditures. Pending deployment of the net proceeds, MEC will use the funds to repay borrowings under its short-term revolving credit facility.

MEC, one of the largest operators of premier horse racetracks in the United States, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities, and owns and operates a national account wagering system called XpressBet(TM).

This release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, the Class A Subordinate Voting Stock or any other securities. The offering is being made only to qualified institutional buyers in the United States and to certain eligible private placement investors outside the United States. The Notes and the shares of Class A Subordinate Voting Stock issuable upon conversion have not been registered under the United States or any state's securities laws and may not be offered or sold in the United States without an applicable exemption from those laws. The Notes and the shares of Class A Subordinate Voting Stock issuable upon conversion have not been qualified for sale by prospectus in Canada.



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For more information contact:

Graham Orr
Executive Vice-President and
Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
(905) 726-7099